Exhibit 10.46

ADDENDUM TO STOCK PURCHASE WARRANT (Series A)

THIS ADDENDUM TO STOCK PURCHASE WARRANT (the “Addendum”) is issued by Ideal Power Inc., a Delaware corporation (the “Company”) to _______________, (the “Holder”), effective as of October 25, 2013.

WHEREAS, the Company issued the Holder a Common Stock Purchase Warrant (the “Warrant”), A-, dated August 31, 2012, in conjunction with the offer and sale by the Company of senior secured convertible promissory notes dated August 31, 2012 (the “Notes”); and

WHEREAS, the Company now desires to clarify certain ambiguities contained in the Warrant relating to time period that the Holder may exercise its right to purchase the shares of the Company’s common stock underlying the Warrant.

NOW THEREFORE, the Warrant is hereby amended as follows:

1.           The first paragraph of the Warrant beginning with the phrase “THIS CERTIFIES that” is hereby amended by inserting the phrase “in Section 2” after the words “applicable event specified” and before the word “below” and then again by inserting the phrase “setting forth the Exercise Price” immediately after the word “below” and before the phrase “and on or prior to the Expiration Date.”

2.           Section 1.1 of the Warrant is hereby amended by deleting the phrase “November 21, 2013” and by adding the phrase “January 6, 2014” in its place.

3.           Section 2(i) of the Warrant is hereby amended by adding the phrase “in which case this Warrant will become exercisable in whole or in part,” immediately after the phrase “while the per-share exercise price shall be equal to 0.70 times the IPO Price or $1.46”.

4.           Section 2(ii) of the Warrant is hereby amended by adding the phrase “in which case this Warrant will become exercisable in whole or in part, on the Calendar Due Date” after the phrase “equal to 0.70 times the Private Equity Financing Price or $1.46” and before the phrase “provided however that” and then again by adding the phrase “and the period of exercisability” after the phrase “per share exercise price” and before the phrase “shall be adjusted” and then again by deleting the word “and” after the phrase “Common Stock” and before the phrase “the exercise price” and thereafter inserting the phrase “and the time period in which this Warrant may be exercised” after the phrase “the exercise price” and before the phrase “calculated in accordance with subsection (i) above.”

5.           Section 2(iii) of the Warrant is hereby amended by adding the phrase “in which case this Warrant shall become exercisable, in whole or in part, on the Calendar Due Date, provided however, that if, and for so long as, the Company has on file on the Calendar Due Date a registration statement undertaking an IPO that has not yet become effective, then the Calendar Due Date shall be deemed to have occurred on the earlier of (a) the date the undertaken IPO has been abandoned; or (b) after the completion of the IPOas the case may be” at the end of the sentence immediately before the phrase, “and the exercise price shall be $1.
46 per share”.

IN WITNESS WHEREOF, the Parties have executed this Addendum on the dates indicated next to their signatures below.

Ideal Power Inc.

By:
     Paul Bundschuh, CEO

Date: